SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

FUQI INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUQI INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Fuqi International, Inc., a Delaware corporation (the “Company”), to be held at the offices of the Company’s legal counsel, K&L Gates LLP, located at 599 Lexington Avenue, New York, NY, 10022, on October 10, 2008 at 10:00 am Eastern Standard Time.

The Annual Meeting of the Company is being held for the following purposes:

1.	To elect following persons to serve as directors:

Yu Kwai Chong
Ching Wan Wong
Lie Xi Zhuang
Hon. Lily Lee Chen
Eileen B. Brody
Victor A. Hollander
Jeff Haiyong Liu

2.	To ratify the appointment of Stonefield Josephson, Inc. as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors recommends a vote “for” the director nominees and for each proposal listed above.

The board of directors has fixed the close of business on August 27, 2008 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

The Company’s Annual Report to Stockholders for the year ended December 31, 2007 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

President, Chief Executive Officer and
Chairman of the Board of Directors

Dated: September 12, 2008
Shenzhen, China

FUQI INTERNATIONAL, INC.

PROXY STATEMENT

For Annual Meeting to be Held
October 10, 2008 at 10:00 am Eastern Standard Time

This proxy statement is delivered to you by Fuqi International, Inc. (“we,” “us,” the “Company,” or “Fuqi”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held at the offices of the Company’s legal counsel, K&L Gates LLP, located at 599 Lexington Avenue, New York, NY, 10022, on October 10, 2008 at 10:00 am Eastern Standard Time (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is September 16, 2008.

The purpose of the Annual Meeting is to seek stockholder approval of two proposals: (1) electing seven directors to the board of directors and (2) ratifying the appointment of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Annual Report

Our annual report to stockholders for the year ended December 31, 2007 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy and is not to be considered a part of the proxy-soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on August 27, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were 22,005,509 shares of common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone, the Internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for (1) the election of the nominees for director named herein and (2) the reappointment of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2008. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under applicable NASDAQ stock exchange rules, brokers that hold shares of our common stock in “street” name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers.

Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the election of the director nominees, but will be counted as votes against the ratification of the appointment of Stonefield Josephson, Inc. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm. Any broker “non-votes” will have no effect on the outcome of the matter (i.e., they will be neither a vote “for” nor a vote “against” the proposal).

Revoking Your Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Fuqi registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or call or write us at the following address or phone number: Fuqi International, Inc., 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China, by telephone at 86 (755)2580-1888. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that a director is named as a nominee for election to the board of directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR-NOMINEES.

The Company currently has seven authorized members on its board of directors. The Company’s Bylaws give the board of directors the authority to establish, increase or decrease the number of directors. The nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Yu Kwai Chong, Ching Wan Wong, Lie Xi Zhuang, Hon. Lily Lee Chen, Eileen B. Brody, Victor A. Hollander and Jeff Haiyong Liu, all of whom currently serve on the Board of Directors and advised the Company of their willingness to serve as a member of the Company’s board of directors if elected. You can find information about the nominees below under the section “Board of Directors and Executive Officers.”

If elected, the nominees will serve as directors until Fuqi’s Annual Meeting of Stockholders in 2009, or until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Vote Required

You may vote in favor or against any or all of the nominees and you may also withhold your vote as to any or all of the nominees. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE REAPPOINTMENT OF STONEFIELD JOSEPHSON, INC.

The Audit Committee has recommended the reappointment of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Stonefield Josephson, Inc. has served as Fuqi’s independent accountant since November 22, 2006. Stonefield Josephson, Inc. previously served as the independent registered public accounting firm of one of the Company’s wholly-owned subsidiaries, Shenzhen Fuqi Jewelry Co., Ltd., for the years ended December 31, 2005, 2004 and 2003. The stockholders are being requested to ratify the reappointment of Stonefield Josephson, Inc. at the Annual Meeting. The Company anticipates that a representative of Stonefield Josephson, Inc. will attend the Annual Meeting to make a statement and to respond to appropriate stockholder questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2007 and 2006

The following table presents fees, including reimbursements for expenses, for professional audit services rendered by Stonefield Josephson, Inc. for the audits of the Company’s annual financial statements and interim reviews of the Company’s quarterly financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by Stonefield Josephson, Inc. during those periods. The Company’s predecessor auditors, Epstein, Weber & Conover, P.L.C., did not provide any services in relations with the audit of the accompanying audited financial statements for the years ended December 31, 2006 and the reviews of the interim financial statements included in the notes of the financial statements. Accordingly, their fees for other services were not included.

	Fees for the Year Ended December 31,
	2007	2006
Audit fees (1)	$305,950	$161,155
Audit-related fees (2)	152,150	10,770
Tax fees (3)	23,700	-
All other fees	-	-
Total audit and non-audit fees	$481,800	$171,925

________
(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Stonefield Josephson, Inc. in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees."

(3)	Tax Fees consist of fees billed for corporate tax return preparation for the years ended December 31, 2006, 2005 and 2004.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our audit committee to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our audit committee pre-approved the audit service performed by Stonefield Josephson, Inc. for our consolidated financial statements as of and for the year ended December 31, 2007. As our audit committee was formed only in June 2007, there was no such pre-approval by our audit committee before Stonefield Josephson, Inc. performed their audit in years 2006.

Vote Required

The affirmative vote of a majority of all votes cast or represented by proxy at the Annual Meeting is required to ratify the appointment of Stonefield Josephson, Inc. as Fuqi’s independent registered public accounting firm. For purposes of the vote on this matter, abstentions will be counted as votes cast against the proposal, whereas broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although each type of vote will count toward the presence of a quorum.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Our executive officers, our current directors, and our director nominees who have been nominated for election as directors at the Annual Meeting, the positions held by them and their ages as of August 27, 2008 are as follows:

Name	Age	Position
Yu Kwai Chong	48	President, Chief Executive Officer and Chairman of the Board and director nominee
Ching Wan Wong	41	Chief Financial Officer and Director and director nominee
Lie Xi Zhuang	39	Chief Operating Officer and Director and director nominee
Xi Zhou Zhuo	39	Marketing Director
Heung Sang Fong	49	Executive Vice President of Corporate Development
Hon. Lily Lee Chen (2)	72	Director and director nominee
Eileen B. Brody (1)(2)(3)	46	Director and director nominee
Victor A. Hollander (1)(3)	75	Director and director nominee
Jeff Haiyong Liu (1)(2)(3)	44	Director and director nominee
__________________
(1) Member of the Compensation Committee

(2) Member of Nomination and Corporate Governance Committee

(3) Member of the Audit Committee

Yu Kwai Chong is the principal founder of our company and has served as President, Chief Executive Officer and Chairman of the Board of Directors since April 2001. As the principal founder and Chief Executive Officer, Mr. Chong is dedicated to develop our company as the leader of the Chinese jewelry industry; in day-to-day operations, Mr. Chong is responsible for the strategic planning, marketing and overall growth of our company. Mr. Chong has significant experience in the Chinese jewelry industry, having established the first gold jewelry manufacturing and sales company in Shenzhen over 20 years ago. Since January 1995, Mr. Chong has served as the Chief Executive Officer and Chairman of the Board of Directors of Shenzhen Rong Xing (Group) Co., Ltd. Mr. Chong is also the Permanent Director of the Gems & Jewelry Trade Association of China, Permanent Director of the Gems & Jewelry Trade Association of Guangdong and Associate President of Shenzhen Gold Jewelry Association. Mr. Chong also currently serves as a director at a number of private companies that he owns in China, including Shenzhen Rongxing (Group) Limited, Shenzhen Xinke Investment Co., Ltd.

Ching Wan Wong has served as our Chief Financing Officer since January 2004. In addition, Mr. Wong has worked as a tax consultant at the Guandong Yuexin Registered Tax Agent Co., Ltd. from April 2002 to the present. From September 2000 to March 2002, Mr. Wong served as the Finance Director of MindShare China, a communications firm. From 1995 to 2000, before serving MindShare, Mr. Wong served as Finance Director  — China operation for Carat Media Representative (Asia) Limited, a multinational media company and Head of Finance — China for a foreign invested media company. Mr. Wong received his Bachelor of Business Administration in Accounting from the Chinese University of Hong Kong in 1989 and his Bachelor of Commerce from University of Southern Queensland in 1992. He is a Certified Practicing Accountant in Australia, Certified Public Accountant in Hong Kong, and Certified General Accountant in Canada, and is experienced in international financial reporting and management.

Lie Xi Zhuang is a co-founder and has served as our Chief Operating Officer since April 2001 with responsibility for production management and cost control. From 1997 to 2000, Mr. Zhuang served as the Business Manager of Shenzhen Ping Shen Gold and Silver Jewelry Co., Ltd., and from 1993 to 1997, Mr. Zhuang acted as the Business Manager of Shenzhen Gao De Gold and Silver Jewelry Company. Mr. Zhuang is certified with a Higher Diploma in Management by Hunan Xiang Tan University.

Xi Zhou Zhuo is a co-founder and has served as our Marketing Director since 2001 with responsibility for marketing and customer relations management. From 1997 to 2000, Mr. Zhuo served as the Deputy General Manager of Shenzhen Ping Shen Gold and Silver Jewelry Co., Ltd., and from 1993 to 1997, Mr. Zhuo was the Sales Manager of Shenzhen GaoDe Gold and Silver Jewelry Company. Mr. Zhuo has over 15 years of experience in sales and marketing of jewelry in China.

Heung Sang Fong has served as the Executive Vice President of Corporate Development of our company since December 2006 and is responsible for our corporate development program, including investor relations. From January 2004 to November 2006, Mr. Fong served as the managing partner of Iceberg Financial Consultants, a financial advisory firm based in China that advises Chinese clients in capital raising activities in the United States. From December 2001 to December 2003, Mr. Fong was the Chief Executive Officer of Holley Communications, a Chinese company that engaged in CDMA chip and cell phone design. From March 2002 to March 2004, he served as Chief Executive Officer of Pacific Systems Control Technology, Inc. From May 2001 to November 2001, Mr. Fong was the Director of Finance of PacificNet, Inc., a customer relationship management, mobile internet, e-commerce and gaming technology based in China and listed on the Nasdaq Global market. From December 1998 to April 2001, he was the Group Financial Controller of Oregon Scientific, a wholly-owned subsidiary of IDT, a Hong Kong Stock Exchange-listed company. Mr. Fong is a U.S. CPA and has held various positions in such capacity with accounting firms in the United States and Hong Kong, including Deloitte and Touche, Ernst and Young, and KPMG Peat Marwick. Mr. Fong also currently serves as an independent director and audit committee member of a Hong Kong public company, Universal Technology Inc. (HK:8091). Mr. Fong also serves as a director and audit committee chairman for each of Diguang International Development Co., Ltd. (OTCBB: DGNG) and Kandi Technology Corp. (NASDAQ-CM: KNDI), in addition to serving as a director of Zhaoheng Hydropower (formerly known as Certified Technologies Corp.) (OTCBB:ZHYP). Mr. Fong graduated from the Hong Kong Baptist College with a diploma in History in 1982. He also received an MBA from the University of Nevada at Reno in 1989 and a Masters degree in Accounting from the University of Illinois at Urbana Champaign in 1993.

Hon. Lily Lee Chen has served as a director since June 2007. She is presently Vice-Chair for the Asian-Pacific-USA Chamber of Commerce. She is a Commissioner for the California Commission on Aging. In 1982, Ms. Chen was elected to the Monterey Park City Council. In 1984, she became mayor of Monterey Park, California. Hon. Ms. Chen’s public service includes positions in: the Advisory Committee on the rights Right and Responsibilities of Women, as appointed by President Ford; the National Advisory Council on Adult Education, as appointed by President Carter; California State World Trade Commission as the appointed Assembly Speaker; Women in the Services (DACOWITS) as an Advisor appointed by Secretary of Defense Perry and the Board of Governor’s of the East-West Center in Hawaii, as appointed by President Clinton and Secretary of State Albright. Hon. Ms. Chen earned her bachelor’s degree in communications and a Master’s in social work from the University of Washington, Seattle. Ms. Chen began her professional career in 1964, working for the Los Angeles County where she directed operations, program and grants management for numerous County programs. Her responsibilities included the management and supervision of a seventy million dollar budget and over four hundred employees.

Victor A. Hollander, a CPA, has served as a director since June 2007. With nearly 50 years of experience working with privately owned and public SEC reporting companies worldwide, Mr. Hollander has been involved in a substantial number of initial and secondary public offerings. In addition, he regularly assists companies with accounting issues relating to public and private offerings and reverse mergers, corporate reorganizations and acquisitions, and other fund raising and regulatory matters. Mr. Hollander began his public accounting career in 1954 at Joseph S. Herbert & Co., a prominent New York accounting firm. He has specialized in capital raises and merger and acquisition matters since 1962 when he started the firm Berger, Turner & Hollander. At this firm, he was the audit partner of the first Los Angeles ladies dress manufacturer to go public. In 1966, he joined Brout & Company and opened their offices in Los Angeles. During this time, he was the audit partner for many public companies listed on the New York Stock Exchange and the American Stock Exchange. In 1975, he joined an international public accounting firm, Lester Witte, as the firm’s Senior Securities Partner. In 1978 he formed his own practice, Hollander, Gilbert & Company. It was this practice that Mr. Hollander merged, as Managing Director of the West Coast Group. Mr. Hollander, after attending the University of Illinois, University of California at Los Angeles and after completing military service, graduated from California State University, Los Angeles in 1958 with a Bachelor of Arts degree in Accounting. He has served on the Securities, Ethics and Accounting and Auditing Committees of various organizations, including the American Institute of Certified Public Accountants and California State Society of Certified Public Accountants. In addition, Mr. Hollander has served as a director, including as Chair of the audit committee, of several SEC reporting companies. He currently serves as a director and member of the audit committee of Micro Imaging Technology, Inc. (OTCBB: MMTC).

Eileen B. Brody has served as a director since June 2007. Since August, 2005, Ms. Brody has been President of Dawson-Forte Cashmere, an apparel trading company that sources the majority of their cashmere products from China. From 1997 to 2004, she was the Vice President of Merchandising and Planning for Carter's Retail division of The William Carter Company. From 1992 to 1997, she held various management positions for Melville Corporation, a multi-billion dollar retailer. From 1983 to 1990, Ms. Brody worked for KPMG Peat Marwick in various positions including as a Senior Manager. While at KPMG, she was responsible for audit services for a diverse clientele of large Fortune 500 companies as well as small publicly traded companies and provided due diligence services on a wide variety of acquisitions. Ms. Brody is a Certified Public Accountant. She is the recipient of the Fitzie Foundation-Harvard Business School award and the 2006 NCCE CO-OP Hall of Fame Award. She received her Undergraduate and MBA degrees from Pace University and a second MBA from the Harvard Graduate School of Business in 1992. Ms. Brody is also a member of the board of directors of American Oriental Bioengineering Inc. (NYSE: AOB).

Jeff Haiyong Liu has served as a director of our company since June 2007. Mr. Liu, who is a U.S. citizen born in China, is General Manager of DBS (China) Investment Ltd., which is a wholly owned subsidiary of Singapore DBS Bank Group in China from December 2005 to the present. Prior to joining DBS, Mr. Liu served as a Vice President of SIG Group based in Shanghai from June 2000 to November 2005, where he focused on China Banking and trust and financial services opportunities. From January 1994 to September 1995, Mr. Liu worked in a Hong Kong based investment firm headquartered in Mainland China and was in charge of investment business for real estate and capital markets. In 1992, he served as Director of Securities Dept. of Shaanxi International Trust and Investment Corp. Ltd. and assisted in bringing the company's stock public in a $40 million public offering. Prior to 1992, Mr. Liu was Deputy Manager of International Banking Department of China Construction Bank, Shaanxi. Mr. Liu received an MBA from Indiana University at Bloomington, majoring in finance. He graduated from undergraduate school in 1985 in Xi'an, Shaanxi, majoring in finance.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethics, which is applicable to our senior executive financial officers. In addition, our Board of Directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We have made our code of ethics and our code of conduct publicly available on our website at www.fuqi.com.cn. We will provide our code of ethics in print without charge to any stockholder who makes a written request to: Chief Financial Officer, Fuqi International, Inc., 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China. Any waivers of the application and any amendments to our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our website.

Director Independence

Subject to certain exceptions, under the listing standards of the Nasdaq Stock Market, within one year of the effectiveness of a registration statement filed with the Securities and Exchange Commission in connection with a public offering of securities, a listed company’s board of directors must consist of a majority of independent directors. As a “controlled” company under such listing standards, we are not required to comply with this requirement. However, we have determined to do so in the interests of good corporate governance and accountability to all of our stockholders. Our board of directors has determined that four of the seven members of our Board of Directors are independent under NASDAQ standards, as follows: Hon. Lily Lee Chen, Victor A. Hollander, Eileen B. Brody and Jeff Haiyong Liu.

Family Relationships

There are no family relationships among the individuals comprising our Board of Directors and executive officers.

Legal Proceedings

None of the nominees nor any director or executive officer has been involved in the certain legal proceedings listed in Item 401 of Regulation S-K.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2007, the board of directors met five times, the Audit Committee met three times and the Compensation Committee met two times. The Nominating Committee was formed in June 2007 and did not meet in 2007.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders.

Board Committees

Audit Committee. We established our audit committee in June 2007. The audit committee consists of Eileen B. Brody, Victor A. Hollander, and Jeff Haiyong Liu, each of whom is an independent director. Mr. Hollander, Chairman of the audit committee, and Ms. Brody are “audit committee financial experts” as defined under Item 407(d) of Regulation S-K. The purpose of the audit committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. Pursuant to our audit committee charter, which was adopted by our Board of Directors in June 2007, the audit committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The audit committee charter is posted in the corporate governance section of the investor relations page of the Company’s Web site located at www.fuqi.com.cn.

Compensation Committee. We established our compensation committee in June 2007. The compensation committee consists of Eileen B. Brody, Victor A. Hollander and Jeff Hiayong Liu, each of whom is an independent director. Mr. Liu is the Chairman of the compensation committee. Pursuant to our compensation committee charter, which was adopted by our Board of Directors in June 2007, the compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our Equity Incentive Plan, including the approval of grants under the plan to our employees, consultants and directors. The compensation committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The compensation committee charter is posted in the corporate governance section of the investor relations page of the Company’s Web site located at www.fuqi.com.cn.

Nominating and Corporate Governance Committee. We established our nominating and corporate governance committee in June 2007. The nominating and corporate governance committee consists of Hon. Lily Lee Chen, Eileen B. Brody and Jeff Haiyong Liu, each of whom is an independent director. Eileen B. Brody is the Chairman of the nominating and corporate governance committee. Pursuant to our nominating and corporate governance committee charter, which was adopted by our Board of Directors in June 2007, the nominating and corporate governance committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The nominating and corporate governance committee charter is posted in the corporate governance section of the investor relations page of the Company’s Web site located at www.fuqi.com.cn.

 The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The board of directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the Nasdaq Stock Market, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company or to fulfill the responsibilities of a director. The value of diversity on the board should be considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the board and for members of each of the board’s committees, so that the board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the board and on any committee on which such director serves, which will include attendance at board and committee meetings.

Director Nominees by Stockholders. The Nominating Committee will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the board of directors meet the requirements set forth above. Possible candidates who have been suggested by stockholders are evaluated by the Nominating Committee in the same manner as are other possible candidates.

Executive Sessions

Non-management directors meet in executive sessions without our management. Non-management directors are those directors who are not also our executive officers and include directors, if any, who are not independent by virtue of the existence of a material relationship with our company. Executive sessions are led by our Audit Committee Chairman. An executive session is typically held in conjunction with each regularly scheduled Audit Committee meeting and other sessions may be called by the Audit Committee Chairman in his own discretion or at the request of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the Board of Directors is composed of the following three Board members: Eileen B. Brody, Victor A. Hollander and Jeff Hiayong Liu (Chair). No member of the compensation committee is a former or current officer or employee of Fuqi or had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board of Directors (“Committee”) is composed of the following three Board members: Eileen B. Brody, Victor A. Hollander and Jeff Hiayong Liu (Chair). No member of the Compensation Committee is a former or current officer or employee of Fuqi. The Board of Directors and the Committee annually determine whether the Committee’s current membership satisfies the rules of the Nasdaq Global Market. Each member of the Compensation Committee is independent under Nasdaq listing standards and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

General

Prior to completion of our reverse merger transaction with VT Marketing Services, Inc. in November 2006, our Chairman, Chief Executive Officer, and President, Mr. Yu Kwai Chong, determined the compensation for our executive officers that was earned and paid. Prior to the year of 2007, the compensation consisted solely of each executive officer’s salary, other than an automobile allowance for Mr. Chong, and none of our executive officers received a cash bonus. We believe that the salaries paid to our executive officers during 2006, 2005, and 2004 were indicative of the fair value of the services provided to us, as measured by the local market in China.

After completion of the reverse merger, compensation packages for fiscal 2007 were proposed by Mr. Chong, and subsequently reviewed and approved by our Compensation Committee after its formation in June 2007. In September 2007, we entered into three-year employment agreements (the “Employment Agreements”) with each of our executive officers. The level and components of the compensation packages for our executive officers under the Employment Agreements were primarily determined based upon comparisons with the compensation packages of certain public companies in the United States and Hong Kong, in addition to the compensation packages of private Chinese jewelry companies with which Mr. Chong had a relationship and was able to obtain such information. We reviewed and evaluated the compensation packages of specialty jewelry manufacturers, distributors and retailers, in addition to other Chinese specialty companies engaged in the manufacture and distribution of consumer products. As a result of these criteria, we reviewed the following companies:

•
Jewelry companies listed in the United States: LJ International, Inc. (NasdaqNM: JADE), Man Sang Holdings, Inc. (Amex: MHJ), House of Taylor Jewelry, Inc. (NasdaqSC: HOTJ), and Finlay Enterprises, Inc. (NasdaqNM:FNLY).

•
Hong Kong / Chinese jewelry companies: Chow Sang Sang Holdings International Ltd. (SSEHK:116), Luk Fook Holdings International Ltd. (SSEHK:590), Ming Fung Jewelery Group Limited. (SSEHK:860), and Hang Fung Gold Technology Limited (SSEHK:870).

•
Hong Kong / Chinese companies listed in the United States: Wonder Auto Technology, Inc. (NasdaqNM:WATG — manufacturer of automotive electrical parts in China), SORL Auto Parts, Inc. (NasdaqNM:SORL — manufacturer and distributor of commercial vehicle air brake valves and related components in China and internationally), and Orsus Xelent Technologies, Inc. (Amex:ORS —designer for retail and wholesale distribution of cellular phones).

We focused our evaluation and analysis on companies of similar market size and stage of growth, while taking into account our relative performance and our own strategic goals. We believe that the companies that we evaluated are comparable to us and provided valuable guidance to us in setting the appropriate levels and form of compensation for our executive officers. After reviewing the salary and equity components of compensation from these companies, Mr. Chong proposed the levels of compensation of our executive officers based upon this information. Our Compensation Committee reviewed and approved the compensation packages and the Employment Agreements, and we subsequently entered into the Employment Agreements. The Employment Agreements provide for substantially higher compensation packages for our executive officers as compared to previous years. The increase in compensation is primarily due to the increased level of responsibilities to be assumed by each of these executives after we become a publicly-listed company. In the future, the Compensation Committee will determine compensation packages for our executive officers which may be based upon recommendations or proposals from Mr. Chong or other executive officers.

Employment Agreements

Below is a summary of the compensation packages to our executive officers under the Employment Agreements, each effective as of October 23, 2007.

Yu Kwai Chong, our Chief Executive Officer, receives an annual salary of $200,000 and an automobile allowance of approximately $52,000 as well as stock options to be granted on an annual basis to acquire shares of the common stock with a market value of 2% of our annual profit, approximately, before tax, not exceeding $200,000 in value as set forth in our annual report on Form 10-K for the relevant period as filed with the SEC. The stock options will have a life of 10 years and an exercise price equal to 110% of the fair market value of our common stock on the date of the grant.

Ching Wan Wong, our Chief Financial Officer, receives an annual salary of $160,000 and was granted, on the effective date of the employment agreement, stock options with three-year terms to acquire 600,000 shares of common stock at a per share exercise price of $9.00, representing the market value on the date of the grant. One-third of the stock options were vested upon the effective date of the employment agreement and the remaining two-thirds will vest in two equal annual installments over the 24-month period after the date of grant.

Each of Lie Xi Zhang, our Chief Operating Officer, and Xi Zhou Zhuo, our Marketing Director, receives an annual salary of $120,000 and stock options to be granted on an annual basis to acquire shares of common stock with a market value of 1% of our annual profit before tax, not exceeding $120,000 in value as set forth in our annual report on Form 10-K for the relevant period as filed with the SEC. The stock options have a life of 10 years and an exercise price equal to 100% of the fair market value of our common stock on the date of the grant.

Heung Sang Fong, our Vice President of Corporate Development, receives an annual salary of $120,000 and stock options with three-year terms to acquire 600,000 shares of common stock at $9.00, representing the market value on the date of the grant. One-third of the stock options were vested upon the date of grant and the remaining two-thirds will vest in two equal annual installments over the 24-month period after the grant date.

Objectives and Components of Executive Compensation

Our Compensation Committee determines compensation for our executive officers with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. Key areas of corporate performance taken into account in setting compensation policies and decisions are profitability, growth of sales, and cost control. The key factors may vary depending on areas of business in which the executive officer’s work is focused on. Compensation for our Chief Executive Officer, Chief Operating Officer, and Marketing Director consists of salary and equity compensation. While salary is a set amount, as described above, the equity compensation is directly tied to our performance for each fiscal year. Our annual profit before tax will determine the value of options to be granted to our Chief Executive Officer, Chief Operating Officer, and Marketing Director. We will annually grant to our Chief Executive Officer stock options to acquire shares of common stock with a market value of 2% of our annual profit before tax, not exceeding $200,000, and a similar grant of options will be made to each of our Chief Operating Officer and Marketing Director, except that the options will be to purchase shares of common stock having a market value of 1% of our annual profit before tax, not to exceed $120,000.

Our Compensation Committee performs, at least annually, a review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers. For officers other than our Chief Executive Officer, Chief Operating Officer, and Marketing Director, the Compensation Committee evaluates profitability, growth of sales, and cost control as a measurement of company performance in determining if, and at what amounts, stock option grants should be made. Commencing with fiscal 2008, we intend to establish a policy of setting company performance targets and budgets prior to each fiscal year and then having the Compensation Committee use these targets and budgets at the end of the respective fiscal year as a factor in determining whether our salary and equity compensation is adequate.

Our Compensation Committee, in its annual review, will also determine if our compensation is adequate as relative to comparable officers in other companies with which we compete for executives. Those companies to be evaluated and analyzed will consist of specialty jewelry manufacturers, distributors and retailers, in addition to other Chinese specialty companies in the manufacture and distribution of consumer products of similar market size and stage of growth. The companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in the jewelry business. The companies that the Compensation Committee reviews will include the comparable companies listed above. In addition, the Compensation Committee will review other companies of a size, scope and magnitude similar to us at the time of our Compensation Committee conducts its annual review, which may include companies not currently listed or reporting. We believe that the companies that our Compensation Committee evaluates are comparable to us and can provide valuable guidance to us in determining whether the levels and forms of compensation for our executive officers are adequate. Based on its review of these companies, the Compensation Committee will determine the compensation packages for our executive officers for the relevant fiscal year.

The primary elements of compensation of our executive officers are salary and stock option grants. We do not have formal policies relating to the allocation of total compensation among salary and stock options. However, we believe that certain senior executive positions such as Chief Executive Officer, Chief Operating Officer, and Marketing Director have a more direct influence over our financial performance. As such, a greater portion of their compensation should be at-risk based on company performance. Compensation arrangements established in September 2007 for these positions are more heavily weighted on incentive compensation. As indicated above, our Chief Executive Officer, Chief Operating Officer, and Marketing Director will be granted stock options on an annual basis that have a market value, not to exceed a pre-determined amount, that is based on our annual profit before tax as set forth in our annual report on Form 10-K as filed with the SEC for the respective fiscal year. Other positions that we believe have less of a direct influence over our financial performance, such as Chief Financial Officer and Vice President of Corporate Development, will receive stock options that are not based on financial performance.

Salary

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning. Such factors were considered when the compensation packages under the Employment Agreements were created and approved.

Equity Compensation

We believe that long-term performance is aided by the use of stock-based awards, which we believe create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We adopted the Fuqi International, Inc. 2007 Equity Incentive Plan (“2007 EIP”) on October 22, 2007. The 2007 EIP has a total of 2,366,864 shares of common stock available for grant under the plan.

We believe the 2007 EIP provides our employees, including our named executive officers, as well as our directors and consultants, with incentives to help align their interests with the interests of stockholders. The Compensation Committee believes that the use of stock-based awards promotes our overall executive compensation objectives and expects that stock options will become a significant source of compensation for our executives.

We do not have a general equity grant policy with respect to the size and terms of option grants, but our Compensation Committee will evaluate our achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income. We do not currently have established quantitative targets. Commencing with fiscal 2008, we intend to establish a policy of setting company performance targets and budgets prior to each fiscal year and then having the Compensation Committee use these targets and budgets at the end of the respective fiscal year as a factor in determining if, and at what amount, a stock option grant should be made to each of our executive officers. We expect our established targets and budgets to be challenging yet achievable by our company and executive officers. In addition, we expect to set a minimum threshold for stock option grants at a certain percentage of the target and budget, yet to be determined. Based on the target and budget goals, the Compensation Committee will have discretion in determining what stock option grants are appropriate for the fiscal year.

We also conduct an annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities. Stock options will generally be made at the end of each fiscal year.

In addition, our Chief Financial Officer and Vice President of Corporate Development each received 600,000 stock options at a per share exercise price of $9.00 with a three-year term, with one-third vesting upon the date of grant and the remaining two-thirds vesting in two equal annual installments over the 24-month period after the date of grant. We believe that our Chief Financial Officer and Vice President of Corporate Development played pivotal roles in the planning, execution, and completion of our recent public offering that was completed on the date of grant and the stock options were intended to reward them for such contributions and the vesting schedule is intended to encourage continued contributions in the near future.

As permitted under the 2007 EIP, we expect that the vesting schedule for option grants will differ in light of the purpose for the option grant. The option grants to our Chief Financial Officer and Vice President of Corporate Development, as described above, have shorter vesting schedules to reward them for contributions to our public offering and encourage continued contributions in the near future. The Compensation Committee will determine the vesting schedule of option grants and tie the vesting schedule to the purpose of the grant. For example, we expect to have extended vesting schedules for normal option grants to provide incentives for long-term performance.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2007, 2006, and 2005 of the principal executive officer, principal financial officer, in addition to, as applicable, our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as our executive officer at the end of the last fiscal year (collectively, the “Named Executive Officers”).

Name and Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Yu Kwai Chong	2007	56,050	(1)	-		-		31,400	(2)(3)	87,450
President, CEO and	2006	7,384		-		-		31,400	(2)(3)	38,784
Chairman of the Board	2005	5,000		-		-		31,400	(2)(3)	36,400

Ching Wan Wong	2007	87,450	(4)	87,941	(5)	321,392	(6)	-		496,783
Chief Financial Officer	2006	56,410		-		-		-		56,410
	2005	8,000		-		-		-		8,000

Heung Sang Fong(7) Executive Vice	2007	76,154		-		321,392	(6)	-		397,546
President of Corporate	2006	5,026		-		-		-		5,026
Development	2005	-		-		-		-		-

(1)	Effective October 23, 2007, Mr. Chong’s annual salary was increased to $200,000.

(2)	Excludes dividends paid to Mr. Chong, as the sole stockholder of Fuqi’s subsidiary, totaling $0, $2,739,726, and $5,421,687, during the years ended December 31, 2007, 2006, and 2005, respectively.

(3)	We acquired a new company car costing approximately $157,000 for the use of Mr. Chong in 2005. The value of the car is being amortized over 5 years.

(4)	Effective October 23, 2007, Mr. Wong’s annual salary was increased to $160,000.

(5)
Represents a one-time discretionary bonus of $89,941 in connection with the exercise of Series C Plan and Series E Plan warrants in June 2007. We provided a notice of redemption, and upon expiration of the call period on June 8, 2007, warrants had been exercised for a total of 579,138 shares of our common stock for total gross proceeds from conversion of $2,931,357; all other remaining Series C Plan and Series E Plan warrants expired unexercised.

(6)
Valuation based on the amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in our Annual Report under Item 8 “Fuqi International, Inc. Consolidated Financial Statements—Notes to Financial Statements—Note 1— Summary of Significant Accounting Policies—Stock Based Payments.”

(7)	Mr. Fong joined the Company in December 2006.

Grants of Plan-Based Awards in 2007

The following table summarizes our awards made to our named executive officers under the 2007 Equity Incentive Plan.

	Grant Date	Number of Shares of Common Stock Underlying Options	Exercise of Base Price of the Options Award ($/Sh)	Grant date of Fair Value of Stock and Options Awarded
Yu Kwai Chong	--	--	--	--
Ching Wan Wong	10/26/07	600,000 (1)	$ 9.00 (2)	$ 826,436 (3)
Heung Sang Fong	10/26/07	600,000 (1)	$ 9.00 (2)	$ 826,436 (3)

(1)
Valuation assumptions are found in our Annual Report for the year ended December 31, 2007 under Item 8 “Fuqi International, Inc. Consolidated Financial Statements —Notes to Financial Statements—Note 1—Summary of Significant Accounting Policies—Stock-Based Payments.”

(2)	Equal to the per share offering price of our shares of common stock in our initial public offering that closed on October 26, 2007.

(3)	One-third of the stock options were vested on date of grant and the remaining two-thirds will vest in two equal annual installments over the 24-month period after the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Yu Kwai Chong	—	—	—	—	—
Ching Wan Wong(1)	200,000	400,000	—	$ 9.00	10/26/2010
Heung Sang Fong(1)	200,000	400,000	—	$ 9.00	10/26/2010
_______________
(1)	One-third of the stock options were vested upon dated of grant and the remaining two-thirds will vest in two equal annual installments over the 24-month period after the date of grant.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Equity Incentive Plans

We adopted the Fuqi International, Inc. 2007 Equity Incentive Plan (“2007 EIP”) in October 2007. We had a 2006 Equity Incentive Plan (“2006 EIP”), which we canceled and terminated immediately prior to the adoption of the 2007 EIP. Summaries of the pertinent provisions of both the 2006 EIP and 2007 EIP appear below.

2006 Equity Incentive Plan (terminated in 2007)

In November 2006, our stockholders approved an equity incentive plan (“2006 EIP”) for employees, non-employee directors and other service providers covering 1,775,148 shares of common stock. Any options granted under the 2006 EIP may have been either “incentive stock options,” as defined in Section 422A of the Internal Revenue Code, or “nonqualified stock options,” subject to Section 83 of the Internal Revenue Code, at the discretion of our board of directors and as reflected in the terms of the written option agreement. We cancelled and terminated the 2006 EIP on October 22, 2007. There are no options outstanding under the 2006 EIP.

2007 Equity Incentive Plan (adopted in 2007)

We adopted the 2007 EIP in October 2007. Our employees, officers and directors (including employees, officers and directors of our affiliates) are all eligible to participate in the 2007 EIP. Administration of the 2007 EIP is carried out by our Board of Directors or any committee of the Board of Directors to which the Board of Directors has delegated all or a portion of responsibility for the implementation, interpretation or administration of the equity incentive plan. The administrator of the 2007 EIP will select the participants who are granted stock options or stock awards and, consistent with the terms of the equity incentive plan, will establish the terms of each stock option or stock award. The maximum period in which a stock option may be exercised will be fixed by the administrator, but in no event longer than ten years.

The 2007 EIP authorizes the issuance of options to purchase shares of common stock under the Option Grant Program and the grant of stock awards under the Stock Issuance Program. Although the administrator determines the exercise prices of options granted under the 2007 EIP, the exercise price per share may not be less than 100% of the “fair market value,” as defined in the equity incentive plan, on the date of grant. Options that are granted under the equity incentive plan vest and terminate over various periods at the discretion of the Board of Directors or any committee authorized by the Board of Directors, but subject to the terms of the plan. Under the Stock Issuance Program, shares of our common stock may be issued through direct and immediate issuance without any intervening options grants.

The 2007 EIP will terminate upon the earliest of (i) the expiration of the ten year period measured from the date we adopt the plan, (ii) the date on which all shares available under the plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a change in our ownership or control. Nevertheless, options granted under the 2007 EIP may extend beyond the date of termination. Under the 2007 EIP, the maximum number of shares of common stock that may be subject to stock options or stock awards is 2,366,864. There were 1,320,000 options, each exercisable at $9.00 per share, outstanding under the 2007 EIP as of December 31, 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2007 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,320,000 (1)	$9.00	1,046,864 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,320,000		1,046,864

(1)	Represents stock options outstanding under the Fuqi International, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).

(2)
Represents shares available for issuance under the 2007 Plan. The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights.

2007 DIRECTOR COMPENSATION

For the year ended December 31, 2006, none of the members of our Board of Directors received compensation for his or her service as a director. In June 2007, we adopted a director compensation policy. We currently pay our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each independent director is paid $5,000 per quarter (or $20,000 annually).

•
In-Person Board Meeting Fee: Each independent director is paid $2,000 for in-person attendance at each in-person board meeting. No fees are paid for telephonic meetings or telephonic attendance at in-person board meetings.

•
Base Annual Committee Service Fee: Each member of the compensation committee receives $2,000 annually and each member of the audit committee receives $2,500 annually for committee service. In addition, the chairman of the audit committee receives $3,000 annually.

•	Expenses: Each director receives expense reimbursement for reasonable travel for in-person board and committee meeting attendance.

Independent directors are eligible to receive, from time to time, grants of options to purchase shares under our 2007 Equity Incentive Plan as determined by the board of directors

The table below presents our compensation to our directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Hon. Lily Lee Chen	10,000	-	14,804	-	-	-	24,804
Eileen B. Brody	12,250	-	14,804	-	-	-	27,054
Victor A. Hollander	12,250	-	14,804	-	-	-	27,054
Jeff Haiyong Liu	12,250	-	14,804	-	-	-	27,054
_______________
(1)
At the closing of our public offering in October 2007, the Board granted ten-year stock options to each independent director to purchase 30,000 shares of our common stock, at an exercise price equal to $9.00 per share, with 15,000 shares vest immediately and the remaining 15,000 shares to vest in equal quarterly installments over one year from the date of the grant. Valuation based on the amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in our Annual Report under Item 8 “Fuqi International, Inc. Consolidated Financial Statements—Notes to Financial Statements—Note 1— Summary of Significant Accounting Policies—Stock Based Payments.”

Indemnification of Directors and Executive Officers and Limitations of Liability

In December 2006, we changed our state of incorporation from Nevada to Delaware and we are now governed by Delaware law and the certificate of incorporation and bylaws of the new Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Reverse Merger, we had not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement on Schedule 14A. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the CD&A be included in this Proxy Statement on Schedule 14A. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S−K. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Respectfully submitted,

Compensation Committee

Jeff Hiayong Liu, Chairman
Eileen B. Brody
Victor A. Hollander

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 22,005,509 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the ordinary shares set forth opposite such person’s name. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Fuqi International, Inc., 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China.

		Common Shares Beneficially Owned
Name of Beneficial Owner	Title	Number of Shares	Percentage of Shares
Executive Officers and Directors:
Yu Kwai Chong	President, Chief Executive Officer and Chairman of the Board	11,175,543	50.8%
Lie Xi Zhuang	Chief Operating Officer and Director	-	-
Ching Wan Wong	Chief Financial Officer and Director	400,000(1)	1.8
Xi Zhou Zhuo	Marketing Director	-	-
Heung Sang Fong	Executive Vice President, Corporate Development	400,000(1)	1.8
Hon. Lily Lee Chen	Director	30,000(1)	*
Eileen B. Brody	Director	30,000(1)	*
Victor A. Hollander	Director	30,000(1)	*
Jeff Haiyong Liu	Director	30,000(1)	*
Officers and Directors as a group (total of 9 persons)		12,095,543(2)	52.8%

(1)	Consists of shares of common stock underlying options that are currently exercisable or exercisable within 60 days of August 27, 2008.

(2)	Includes 920,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days of August 27, 2008.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our stock with the SEC. Based on a review of written representations from our executive officers and directors, other than (i) a Form 4 for one transaction by each of Ching Wan Wong, Hon. Lily Lee Chen, Victor A. Hollander, Eileen B. Brody, and Jeff Haiyong Liu, and (ii) a Form 3 and one transaction on Form 4 of Heung Sang Fong, we believe that during the fiscal year ended December 31, 2007, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the board of directors and applicable Nasdaq Stock Market Rules and SEC standards. The Audit Committee represents and assists the board of directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of Fuqi’s financial statements, Fuqi’s compliance with legal and regulatory requirements, the qualifications and independence of Fuqi’s registered public accounting firm, Stonefield Josephson, Inc., and the performance of Fuqi’s internal controls and of Stonefield Josephson, Inc.

The Audit Committee has reviewed and discussed with Fuqi’s management, internal finance staff, internal auditors and Stonefield Josephson, Inc., with and without management present, Fuqi’s audited financial statements for the fiscal year ended December 31, 2007 and management’s assessment of the effectiveness of Fuqi’s internal controls over financial reporting. The Audit Committee has also discussed with Stonefield Josephson, Inc. the results of the independent auditors’ examinations and the judgments of Stonefield Josephson, Inc. concerning the quality, as well as the acceptability, of Fuqi’s accounting principles and such other matters that Fuqi is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has received from Stonefield Josephson, Inc. the written disclosures required by Independence Standards Board Standard No. 1, as amended, and has discussed with Stonefield Josephson, Inc. their independence from Fuqi and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Stonefield Josephson, Inc. during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Respectfully submitted,

Eileen B. Brody
Victor A. Hollander
Jeff Haiyong Liu

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fuqi BVI Share Exchange Agreement

On November 20, 2006, Fuqi BVI effected the Reverse Merger by entering into a share exchange agreement with VT Marketing Services, Inc. (“VT”) and Mr. Yu Kwai Chong, who is our current Chief Executive Officer and Chairman of the Board of the Directors. Pursuant to the Reverse Merger, Mr. Chong, as the sole shareholder of Fuqi BVI, agreed to exchange all of his shares of Fuqi BVI for shares of VT and VT agreed to acquire all of the issued and outstanding capital stock of Fuqi BVI. VT was formed as part of the implementation of a Chapter 11 reorganization plan of visitalk.com, Inc., which became effective on September 17, 2004. The Reverse Merger closed on November 22, 2006 and VT issued an aggregate of 11,175,543 shares of common stock in exchange for all of the issued and outstanding securities of Fuqi BVI. Upon the close of the Reverse Merger, VT became the 100% parent of Fuqi BVI and assumed the operations of Fuqi BVI and its subsidiary as its sole business. We issued to Mr. Yu Kwai Chong, who was the sole Fuqi BVI stockholder, 11,175,543 shares of common stock in exchange for all of the issued and outstanding shares of capital stock of Fuqi BVI. The new shares issued to Mr. Chong represented 91.2% of our voting capital stock immediately after the Reverse Merger. Mr. Chong is also the Chairman of Fuqi BVI and our Chief Executive Officer and Chairman of the Board. Prior to the effective date of the Reverse Merger, Bay Peak LLC (“Bay Peak”) beneficially owned substantially all of our capital stock. Bay Peak currently owns approximately 3.8% of our issued and outstanding shares of common stock.

Transactions with Bay Peak

On July 21, 2006, VT Marketing Services Inc. (“VT”), the predecessor of Fuqi International, Inc., sold 809,918 shares of common stock to Bay Peak, of which 5,184 shares were subsequently cancelled upon the close of the Reverse Merger. The shares issued to Bay Peak represented 75% of the outstanding shares of VT at that time. Cory Roberts, the President of Bay Peak and former President of VT, resigned from VT upon the closing of the Reverse Merger on November 22, 2006.

On May 2, 2007, we entered into a letter agreement with Bay Peak to assist us in the potential exercise of outstanding Series C Plan Warrants and Series E Plan Warrants (the “Warrants”). We issued a notice of redemption on May 10, 2007 pursuant to which the Warrants would be redeemed on June 8, 2007. Pursuant to the letter agreement, Bay Peak provided advisory services with respect to the redemption and potential exercise of the Warrants prior to the redemption. We agreed to pay Bay Peak an advisory fee of $10,000, a bonus fee of 6% of the gross proceeds from the exercise of the Warrants (approximately $178,000) and out-of-pocket expenditures of $10,000.

Further to a registration rights agreement with Bay Peak, we agreed to register shares of our common stock held by it upon request after the expiration of the 180-day lock-up period commencing from the date of the initial public offering if we are then eligible to use Form S-3 and if such shares are not then saleable under Rule 144.

Yu Kwai Chong

Mr. Yu Kwai Chong, who is our controlling stockholder, President, Chief Executive Officer and Chairman of the Board, has conducted various related party transactions with our company in the past. These transactions include the following:

•
During the period from the inception of Fuqi China in April 2001 until November 22, 2006, when Mr. Chong ceased to be our sole stockholder, Mr. Chong collected a portion of our revenues directly from our customers as the primary contact with our customers. During the years ended December 31, 2007, 2006 and 2005, our total net sales amounted to $0, $92.4 million, and $72.6 million, and the amounts collected by Mr. Chong totaled $0, $3.0 million, and $6.1 million, respectively. Beginning December 2006, Mr. Chong stopped collecting cash revenue on behalf of our company and all revenues are now deposited into our bank accounts. The revenues collected by Mr. Chong were included in the total revenue amounts in our audited consolidated financial statements for the years ended December 31, 2007, 2006, and 2005.

•
Prior to December 31, 2006, Mr. Chong frequently borrowed from us since the inception of our operations to fund personal liquidity needs. As of December 31, 2006, we permanently discontinued this practice and Mr. Chong repaid the balance to us in full. On aggregate, we loaned $0, $51.5 million, and $90.0 million to Mr. Chong, and collected $0, $58.4 million, and $75.6 million, during the years ended December 31, 2007, 2006, and 2005, respectively. Outstanding balance due from Mr. Chong to us was $nil as of December 31, 2007 and 2006.

•
We have frequently borrowed from Mr. Chong since the inception of our operations to satisfy our short-term working capital needs. On aggregate, we borrowed $0, $23.5 million, and $0, from Mr. Chong and repaid $0, $23.1 million, and $0 during the years ended December 31, 2007, 2006, and 2005. Outstanding loans payable to Mr. Chong amounted to $0 and $422,909 as of December 31, 2007 and 2006, respectively.

•
Prior to the Reverse Merger, we declared dividends to Mr. Chong, as our sole stockholder, totaling $0, $2.7 million, and $5.4 million during the years ended December 31, 2007, 2006, and 2005, respectively, which offset the amounts due from Mr. Chong.

•
Rong Xing (Group) Co., LTD., a company owned and controlled by Mr. Chong, guarantees and provides real property to secure loan facilities that we have taken with several banks. The guarantee is provided at no charge to us.

We did not charge any interest on receivable from nor pay any interest on amount due to related parties.

Heung Sang Fong

Our current Executive Vice President of Corporate Development, Heung Sang Fong, was the managing partner of Iceberg Financial Consultants (“IFC”), a financial advisory firm based in China that advises Chinese clients in capital raising activities in the United States. In April 2006, IFC was engaged to assist in the Reverse Merger between Fuqi BVI, Mr. Yu Kwai Chong, and VT Marketing Services, Inc. The Reverse Merger closed in November 2006. For the year ended December 31, 2006, we paid IFC a total of $0 in compensation for its services.

Ching Wan Wong

Our Chief Financial Officer, Ching Wan Wong was paid a one-time discretionary bonus of $89,941 in connection with the exercise of Series C Plan and Series E Plan warrants in June 2007. We provided a notice of redemption, and upon expiration of the call period on June 8, 2007, warrants had been exercised for a total of 579,138 shares of our common stock for total gross proceeds from conversion of $2,931,357; all other remaining Series C Plan and Series E Plan warrants expired unexercised.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2009 annual meeting of stockholders, they must deliver a written copy of their proposal no later than June 15, 2009. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Stockholders who wish to submit a proposal for consideration at our 2009 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our Bylaws, deliver a copy of their proposal no later than the close of business on the 60th day prior to the first anniversary of this annual meeting, nor earlier than the 90th day prior to the first anniversary of this annual meeting. Any stockholder submitting a proposal must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial holder, if any, on whose behalf the proposal is made. The stockholder and the beneficial owner, if any, on whose behalf the proposal is made must provide their name and address as it appears on the books of the Company and the class and number of shares of the company which are beneficially owned and of record. Furthermore, such stockholder must promptly provide any other information reasonably requested by the Company.

In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting or if the Company has not previously held an annual meeting, then notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Mailing Instructions

In either case, proposals should be delivered to Fuqi International, Inc., 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China, Attention: Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Fuqi International, Inc., 5/F., Block 1, Shi Hua Industrial Zone, Cui Zhu Road North, Shenzhen, 518019, People’s Republic of China, by telephone at 86(755)2580-1888 specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that that such communications relate to matters that are within the scope of responsibilities of the board or a Committee.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

President, Chief Executive Officer and
Chairman of the Board of Directors

Dated: September 12, 2008
Shenzhen, China

ANNUAL MEETING OF STOCKHOLDERS OF
FUQI INTERNATIONAL, INC.
October 10, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of Directors	FOR ALL THE NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)	NOMINEE:

		☐	☐	☐	☐	Yu Kwai Chong
					☐	Ching Wan Wong
					☐	Lie Xi Zhuang
					☐	Hon. Lily Lee Chen
					☐	Eileen B. Brody
					☐	Victor A. Hollander
					☐	Jeff Haiyong Liu

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and check the box next to each nominee(s) you wish to withhold, as shown here: ☒

2.	Approve the reappointment of Stonefield Josephson, Inc., as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

		FOR	AGAINST		ABSTAIN
		☐	☐		☐

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FUQI INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 10, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Fuqi International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 12, 2008, and hereby appoints Yu Kwai Chong, our President, Chief Executive Officer and Chairman of the Board, and Ching Wan Wong, our Chief Financial Officer, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fuqi International, Inc to be held on October 10, 2008, at 10:00 am, Eastern Standard Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

 THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2 AS DESCRIBED IN THE PROXY, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

(continued, and to be signed and dated, on reverse side)